                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           _________________________

                                  FORM 8-K/A-2

                               (Amendment No. 2)

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  DECEMBER 11, 1998

                               US ONCOLOGY, INC.
             (Exact name of Registrant as specified in its charter)



            Delaware                       0-26190               84-1213501
 (State or other jurisdiction      (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

      16825 Northchase Drive, Suite 1300, Houston, Texas          77060
           (Address of Principal Executive Offices)             (Zip Code)

      Registrant's Telephone Number, including area code:  (281) 873-2674

     The undersigned registrant, US Oncology, Inc. (the "Company"), is filing this amendment to its Current Report on Form 8-K, dated December 11, 1998, to provide the Supplemental Consolidated Financial Statements described in Item 5 hereof and to amend Item 7 of said report.

Item 5.    Other Events.

     The following Supplemental Consolidated Financial Statements of the registrant as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998 are being filed as a part of this report and appear on the pages of this report set forth below:

                                                                         Page
                                                                         ----
Report of Independent Accountants.......................................    3
Supplemental Consolidated Balance Sheet.................................    4
Supplemental Consolidated Statement of Operations and Comprehensive
 Income.................................................................    5
Supplemental Consolidated Statement of Stockholders' Equity.............    6
Supplemental Consolidated Statement of Cash Flows.......................    7
Notes to Supplemental Consolidated Financial Statements.................    8

Financial statement schedules have been omitted because they are not applicable or the required information is shown in the supplemental consolidated financial statements or notes thereto.

Item 7 of this report is hereby amended to read in its entirety as follows:

Item 7.   Financial Statements and Exhibits.

(a) The following financial statements of Physician Reliance Network, Inc. ("PRN") are incorporated herein by reference to the Annual Report on Form
10-K, as amended, of Physician Reliance Network, Inc. for the year ended December 31, 1998:

          Report of Independent Public Accountants dated February 19, 1999 Consolidated Balance Sheets as of December 31, 1997 and 1998 Consolidated Statements of Income for the
               Years Ended December 31, 1996, 1997, and 1998
          Consolidated Statements of Stockholders' Equity for the
               Years Ended December 31, 1996, 1997, and 1998
          Consolidated Statements of Cash Flows for the
               Years Ended December 31, 1996, 1997, and 1998
          Notes to Consolidated Financial Statements

     The Financial Statements of PRN for the period through March 31, 1999, as required by Item 7(a) of Form 8-K are deemed to be "substantially the same" as the financial statements for the period through December 31, 1998 since operating results have not been omitted for more than one interim quarter.

(b) For the pro forma financial statements for the period through December 31, 1998, see the Company's Registration Statement on Form S-4 (Commission File No. 333-78181). The pro forma financial statements for the period through March 31, 1999, as required by Item 7(b) of Form 8-K are deemed to be "substantially the same" as the pro forma financial statements for the period through December 31, 1998 since operating results have not been omitted for more than one interim quarter. See also Item 5 of this Report.

(c) Exhibits.

Exhibit 2.1 Agreement and Plan of Merger dated as of December 11, 1998 among American Oncology Resources, Inc., Physician Reliance Network, Inc., and Diagnostic Acquisition, Inc. (Schedules and Exhibits omitted).*

Exhibit 2.2 Company Stock Option Agreement dated as of December 11, 1998 between American Oncology Resources, Inc., and Physician Reliance Network, Inc.*

Exhibit 2.3 Parent Stock Option Agreement dated as of December 11, 1998 between American Oncology Resources, Inc., and Physician Reliance Network, Inc.*

Exhibit 3.1 Amended and Restated Certificate of Incorporation of the Company.*

Exhibit 3.2 Amended and Restated By-Laws of the Company.*

Exhibit 23.1  Consent of PricewaterhouseCoopers LLP

Exhibit 23.2  Consent of Arthur Andersen LLP

Exhibit 27    Restated Financial Data Schedule

Exhibit 99.1 Joint Press Release dated December 14, 1998.*

Exhibit 99.2 Press Release dated June 15, 1999. *
_______________________
*Previously Filed

                       Report of Independent Accountants

To the Board of Directors and Shareholders of US Oncology, Inc.

  We have audited the supplemental consolidated balance sheet of US Oncology, Inc. (the Company) and its subsidiaries as of December 31, 1998 and 1997 and the related supplemental consolidated statements of operations and comprehensive income, changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Physician Reliance Network, Inc. which statements reflect total assets constituting 45 percent at December 31, 1998 and 1997 and revenues constituting 45 percent, 49 percent and 53 percent for the years ending December 31, 1998, 1997 and 1996, respectively of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Physician Reliance Network, Inc., is based solely on the report of the other auditors at December 31, 1998 and for the three years then ended.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The supplemental financial statements give retroactive effect to the merger of US Oncology, Inc. and Physician Reliance Network, Inc. on June 15, 1999, which has been accounted for as a pooling of interest as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method of financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of US Oncology, Inc. and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

  In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Oncology, Inc. and its subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



PRICEWATERHOUSECOOPERS LLP
Houston, Texas
March 2, 1999, except for paragraph 2 of Note 1, which is as of June 15, 1999.

                               US ONCOLOGY, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                     (in thousands, except per share data)

                                                                                                December 31,
                                                                                              ---------------
                                                                                              1998       1997
                                                                                              ----       ----
                                     ASSETS
Current assets:
   Cash and equivalents.................................................................   $   13,691   $  7,772
   Accounts receivable..................................................................      243,390    179,198
   Prepaids and other current assets....................................................       42,581     24,828
   Due from affiliated physicians groups................................................       22,354     23,216
   Income tax receivable................................................................                   8,807
                                                                                           ----------   --------
      Total current assets..............................................................      322,016    243,821

Property and equipment, net.............................................................      220,944    191,047
Management service agreements, net of accumulated amortization of $36,899 and $20,548...      467,214    431,068
Other assets............................................................................       23,354     17,494
                                                                                           ----------   --------
                                                                                           $1,033,528   $883,430
                                                                                           ==========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Short-term notes payable........................................................                 $ 14,011
       Current maturities of long-term indebtedness....................................   $   22,426      17,311
       Accounts payable................................................................       80,729      63,250
       Due to affiliated physician groups..............................................        6,606       5,197
       Income taxes payable............................................................        4,066
       Other accrued liabilities.......................................................       29,927      22,831
                                                                                          ----------    --------
            Total current liabilities..................................................      143,754     122,600
Deferred income taxes..................................................................       23,537      16,909
Long-term indebtedness.................................................................      234,474     189,377
                                                                                          ----------    --------
            Total liabilities..........................................................      401,765     328,886
                                                                                          ----------    --------
Minority interest......................................................................        1,965         246
Stockholders' equity:
       Preferred stock, $.01 par value, 1,500 shares authorized, none issued and outstanding
       Series A Preferred Stock, $.01 par value, 500 shares authorized and reserved, none issued and outstanding
       Common Stock, $.01 par value, 250,000 shares authorized, 81,205 and
          75,781 shares issued and 80,830 and 75,781 shares outstanding................          812         758
       Additional paid-in capital......................................................      404,749     378,953
       Common stock to be issued, approximately, 16,947 and 19,208 shares..............       89,142      94,642
       Treasury stock 375 and 0 shares.................................................       (3,696)
       Accumulated other comprehensive income (loss)...................................          269        (696)
       Retained earnings...............................................................      138,522      80,641
                                                                                          ----------    --------
            Total stockholders' equity.................................................      629,798     554,298
                                                                                          ----------    --------
Commitments and contingencies (Notes 3, 6, 9, 10, and 11)..............................
                                                                                          ----------    --------
                                                                                          $1,033,528    $883,430
                                                                                          ==========    ========

         The accompanying notes are an integral part of this statement.

                               US ONCOLOGY, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                     (in thousands, except per share data)


                                                 Year Ended December 31,
                                             --------------------------------
                                              1998         1997         1996
                                             ------       -----        ------
Revenue.................................    $836,596     $625,413     $432,749
                                            --------     --------     --------
Operating expenses:
  Pharmaceuticals and supplies..........     357,766      250,425      155,743
  Practice compensation and benefits....     172,298      143,210      104,174
  Other practice costs..................     107,671       87,232       57,414
  General and administrative............      38,325       31,809       22,508
  Write-off of accounts receivable......                   37,841
  Depreciation and amortization.........      48,463       35,194       25,237
                                            --------     --------     --------
                                             724,523      585,711      365,076
                                            --------     --------     --------
Income from operations..................     112,073       39,702       67,673
Other income (expense):
  Interest income.......................         222          348        1,062
  Interest expense......................     (16,130)     (12,822)      (6,246)
                                            --------     --------     --------
Income before income taxes..............      96,165       27,228       62,489
Income taxes............................      36,184       11,593       24,343
                                            --------     --------     --------
Net income..............................      59,981       15,635       38,146
                                            --------     --------     --------
Other comprehensive income (loss), net
 of tax.................................         965         (696)
                                            --------     --------
Comprehensive income....................    $ 60,946     $ 14,939     $ 38,146
                                            ========     ========     ========
Net income per share - basic............       $0.61        $0.17        $0.43
                                            ========     ========     ========
Shares used in per share calculations -       97,647       93,168       88,072
 basic..................................    ========     ========     ========
Net income per share - diluted..........       $0.60        $0.16        $0.41
                                            ========     ========     ========
Shares used in per share calculations -       99,995       97,198       92,136
 diluted................................    ========     ========     ========



         The accompanying notes are an integral part of this statement.

                               US ONCOLOGY, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                   Accumulated
                                 Common Stock    Additional   Common    Treasury       Other
                                --------------    Paid-In    Stock to    Stock     Comprehensive   Retained  Subscription
                                Shares     Par    Capital   Be Issued    Cost         Income       Earnings    Receivable   Total
                                ------     ---   ---------  ---------   --------   -------------   --------   -----------   -----
Balance at January 1, 1996...   66,683    $667   $255,151   $  52,832                             $ 28,463     $ (200)    $336,913

Medical practice transactions
 value of shares to be issued                                  37,062                                                       37,062
Purchase of Treasury Stock...                                          $(9,414)                                             (9,414)
Delivery of Common Stock
 to be issued from Treasury..                        (555)       (105)     884                        (224)
Issuance of Common Stock.....    5,567      56    108,143      (1,602)                                                     106,597
Exercise of options to
 purchase Common Stock.......      892       9      1,116                                                                    1,125
Tax benefit from exercise of
 non-qualified stock options.                       6,001                                                                    6,001
Payment of common stock
 subscribed..................                                                                                     200          200
Net income...................                                                                       38,146                  38,146
                                ------    ----   --------    --------  -------     -----          --------      -----     --------
Balance at December 31, 1996.   73,142     732    369,856      88,187   (8,530)                     66,385                 516,630

Medical practice transactions
 value of shares to be issued                                  24,619                                                       24,619
Purchase of  Treasury Stock..                                           (6,418)                                             (6,418)
Delivery of Common Stock
 to be issued from Treasury..                      (7,981)     (5,540)  14,900                      (1,379)
Issuance of Common Stock.....    2,228      22     13,794     (12,624)                                                       1,192
Exercise of options to
 purchase Common Stock.......      411       4      1,242                   48                                               1,294
Tax benefit from exercise of
 non-qualified stock options.                       2,042                                                                    2,042
Valuation adjustment
 Investment in common stock..                                                      $(696)                                     (696)
Net income...................                                                                       15,635                  15,635
                                ------    ----   --------    --------  -------     -----          --------      -----     --------
Balance at December 31, 1997.   75,781     758    378,953      94,642               (696)           80,641                 554,298

Medical practice transactions
 value of shares to be issued                                   8,732                                                        8,732
Purchase of Treasury Stock...                                           (12,431)                                           (12,431)
Delivery of Common Stock
 to be issued from Treasury..                      (4,147)     (2,488)    8,735                     (2,100)
Issuance of Common Stock.....    4,480      44     21,898     (11,744)                                                      10,198
Exercise of options to
 purchase Common Stock.......      944      10      2,515                                                                    2,525
Tax benefit from exercise of
 non-qualified stock options.                       5,530                                                                    5,530
Valuation adjustment
 Investment in common stock..                                                        965                                       965
Net income...................                                                                       59,981                  59,981
                                ------    ----   --------    --------  -------     -----          --------      -----     --------
Balance at December 31, 1998.   81,205    $812   $404,749    $ 89,142  $(3,696)    $ 269          $138,522      $         $629,798
                                ======    ====   ========    ========  =======     =====          ========      =====     ========


         The accompanying notes are an integral part of this statement.

                               US ONCOLOGY, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                Year Ended December 31,
                                           --------------------------------
                                             1998         1997       1996
                                           -------       ------     -------

Cash flows from operating activities:
  Net income............................   $ 59,981    $ 15,635    $ 38,146
  Noncash adjustments:
     Depreciation and amortization......     48,463      35,194      25,237
     Deferred income taxes..............      5,805       7,985       3,188
     Writedown of accounts receivable
      and certain assets................                 37,841
     Undistributed earnings of
      investments.......................       (540)       (437)
     Gain on sale of investment in
      ambulatory surgery center.........                   (511)
     Amortization of deferred revenues..     (3,523)     (1,716)
     Imputed interest on medical
      practice transactions.............                    248         122
  Cash provided (used), net of effects
   of medical practice transactions,
   by changes in:
     Accounts receivable................    (61,539)    (58,852)    (69,162)
     Prepaids and other current assets..    (13,021)     (9,712)     (1,241)
     Other assets.......................        908       4,690       1,683
     Accounts payable...................     15,420      25,044      14,519
     Due from/to affiliated physician
      groups............................      2,660     (10,511)     (5,898)
     Income taxes receivable/payable....     17,866      (6,314)        758
     Other accrued liabilities..........      7,219       3,332       2,892
                                           --------    --------    --------
       Net cash provided by operating
        activities......................     79,699      41,916      10,244

Cash flows from investing activities:
  Acquisition of property and equipment.    (58,646)    (49,199)    (68,176)
  Net payments in medical practice
   transactions.........................    (32,229)    (42,821)    (67,352)
  Sales of short-term investments.......                             44,967
  Investments...........................     (1,944)     (4,058)
  Proceeds from sale of investment in
   ambulatory surgery center............                  1,950
  Other.................................     (1,409)     (2,142)     (5,750)
                                           --------    --------    --------
       Net cash used by investing
        activities......................    (94,228)    (96,270)    (96,311)

Cash flows from financing activities:
  Proceeds from Credit Facility.........     66,000     174,000      59,000
  Repayment of Credit Facility..........     (8,000)    (99,000)    (20,000)
  Repayment of other indebtedness.......    (29,344)    (19,247)    (55,510)
  Debt financing costs..................                   (333)     (1,277)
  Proceeds from exercise of stock
   options..............................      2,525       1,294       1,125
  Issuance of Common Stock..............      1,698         722     102,796
  Purchase of Treasury Stock............    (12,431)     (6,418)     (9,414)
  Proceed from subscription receivable..                                200
  Other.................................                             (6,966)
                                           --------    --------    --------
       Net cash provided by financing
        activities......................     20,448      51,018      69,954
                                           --------    --------    --------
Increase (decrease) in cash and
 equivalents............................      5,919      (3,336)    (16,113)
Cash and equivalents:
  Beginning of period...................      7,772      11,108      27,221
                                           --------    --------    --------
  End of period.........................   $ 13,691    $  7,772    $ 11,108
                                           ========    ========    ========
Interest paid...........................   $ 14,022    $ 11,142    $  5,296
Taxes paid..............................     15,540       9,331      13,922

Noncash transactions:
  Tax benefit from exercise of
   non-qualified stock options..........      5,530       2,042       6,001
  Value of Common Stock to be issued in
   medical practice transactions........      8,732      24,619      37,062
  Delivery of Common Stock in medical
   practice transactions................     20,479      27,424       2,486
  Debt issued in medical practice
   transactions.........................     13,500      49,169      37,332
  Debt assumed in medical practice
   transactions.........................        277       4,554         684
  Conversion of subordinated notes
   payable to Common Stock..............      8,500
  Assets acquired under capital lease...      2,268         921

         The accompanying notes are an integral part of this statement.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     US Oncology, Inc., formerly American Oncology Resources, Inc. (AOR) a Delaware corporation (Company), is a cancer management company. The Company provides comprehensive management services under long-term agreements to oncology practices comprised of 708 physicians in 24 states at December 31, 1998. These practices provide a comprehensive range of medical services to cancer patients, integrating the multiple specialties of cancer care, including medical and gynecological oncology, hematology, radiation oncology, diagnostic radiology and stem cell transplantation.

     The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Physicians Reliance Network, Inc. (PRN) on June 15, 1999. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in historical financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     The following is a summary of the Company's significant accounting policies:

Principles of consolidation

     The supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

     On November 20, 1997, the Emerging Issues Task Force issued EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 requires the evaluation of all management contracts for purposes of determining the need for consolidation of affiliated
physician practices based on certain control characteristics.   The Company has
determined that none of the existing management contracts meet EITF 97-2 requirements for consolidation. As the Company has historically not consolidated its affiliated physician practices, the adoption of EITF 97-2 has no impact on the Company's financial statements.

Use of estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. Because of inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

Management fee revenue

     Approximately 54% of the Company's 1998 management fee revenue has been derived from management agreements that provide for payment to the Company of a management fee, which typically includes all practice costs (other than amounts retained by physicians), a fixed fee, a percentage fee (in most states) and, if certain financial and performance criteria are satisfied, a performance fee.
The amount of the fixed fee is related to the size of the affiliation transaction and, as a result, varies significantly among the management service agreements. The percentage fee, where permitted by applicable law, is generally seven percent of the affiliated physician group's net revenue. Performance fees are paid after payment of all practice expenses, physician compensation and the other management fees and, where permitted by state law, are approximately 50% of the residual profitability of the physician group. Management fees are not subject to adjustment with the exception that the fixed fee may be adjusted from time to time after the fifth year of the management agreement to reflect inflationary trends. These management service agreements permit the affiliated physician group to retain a specified amount (typically 23% of the group's net revenues) for physician salaries, and payment of such salaries is given priority over payment of the management fee. The affiliated physician group is also entitled to retain all profits of the practice after payment of the

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

management fee to the Company. The Company recognizes the management fees as revenue when the fees are earned and are deemed realizable based upon the contractually-agreed amount of such fees, after taking into consideration the payment priority of physician compensation.

     Approximately 43% of the Company's 1998 management fee revenue has been derived from management agreements that provide for payment to the Company of a management fee that includes an amount equal to the direct expenses associated with operating the affiliated physician group and an amount which is calculated based on the service agreement for each of the affiliated physician groups. The direct expenses include rent, depreciation, amortization, provision for uncollectible accounts, pharmaceutical expenses, medical supply expenses, salaries and benefits of non-physician employees who support the affiliated physician groups. The direct expenses do not include salaries and benefits of physicians. At December 31, 1998 the non-expense related portion of the management fee is a percentage, ranging from 25% to 35%, of the earnings before interest and taxes of the affiliated physician group. The earnings of an affiliated physician group is determined by subtracting the direct expenses from the professional revenues and research revenues earned by the affiliated physician group.

     The remaining management agreements provide for a fee that is a percentage of revenue of the affiliated physician group or is a predetermined, fixed amount. Each affiliated physician group is responsible for paying the salaries and benefits of its physician employees from the amount retained by the affiliated physician group after payment of the Company's management fee.

Cash equivalents and investments

     The Company considers all highly liquid debt securities with original maturities of three months or less to be cash equivalents.

Accounts Receivable

     The Company purchases the accounts receivable generated by affiliated physician groups from patient services rendered pursuant to the management services agreements. The accounts receivable are purchased at their net collectible value, after adjustment for contractual allowances and allowances for doubtful accounts. The Company is reimbursed by the affiliated physician groups for any purchased receivables that are deemed uncollectible following the Company's purchase. Thus, the Company does not have an allowance for doubtful accounts. If any purchased accounts receivable are subsequently deemed uncollectible, then the affiliated physician group responsible for the receivables would reduce its revenue during the period in which the uncollectible amount is determined. Because the Company's management fee is based in part on the affiliated physician group's revenue, the reduction in revenue caused by the uncollectible accounts receivable would proportionally reduce the Company's management fee. The impact of such adjustments is typically not significant.

      During 1997, PRN recorded a $37,800 writedown of accounts receivable.
This charge resulted from a continuing analysis of PRN's accounts receivable in 1997 that lead management to believe (i) that, despite changes in collection procedures and additions to staffing levels beginning in mid-1996, a significant amount of accounts receivable were no longer collectible and (ii) that the estimation process of determining contractual allowances needed to be revised to recognize an accelerating trend among payors toward lower overall reimbursement levels. Under the management service agreements in place at that time, the passage of time precluded the Company from including the writedown as a direct expense. The current management service agreements, coupled with policies and procedures currently in place, permit PRN to record accounts receivable adjustments as direct expenses in the period recognized.

     The charge recorded consisted primarily of the following estimated amounts: accounts receivable from patient estates of $11,000, changes in the historical collection experience from Medicare of $11,000 and changes in the historical collection experience on other managed care payors of $14,000. Because PRN had historical estimation processes in place in the preparation of its prior annual and quarterly financial statements and was not aware of any contrary factors or information that would alter the estimation process used in those periods, PRN concluded that the charge was a change in estimate and should not be reflected as an accounting error requiring restatement.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

Due from and to affiliated physicians groups

     The Company has advanced to certain of its Affiliated Physician Groups, primarily TOPA, amounts needed for working capital purposes primarily to assist with the development of new markets to support the addition of physicians, and to support the development of new services. Certain advances bear interest at a market rate negotiated by the Company and the Affiliated Physician Groups, which approximates the prime lending rate (7.75% at December 31, 1998). These advances are unsecured and are repaid in accordance with the terms of the instrument evidencing the advance. Amounts payable to related parties represent current payments to Affiliated Physician Groups for services rendered under Service Agreements.

Prepaids and other current assets

     Prepaids and other current assets consist of insurance, other receivable, investment in common stock, and inventory. The Company accounts for its investment in common stock in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's investment in common stock is considered available-for-sale. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity, are not actively traded by the Company, and are carried at fair value. Unrealized gains and losses on these securities are excluded from earnings and are reported as a separate component of stockholders' equity (under the caption "Accumulated Other Comprehensive Income (Loss)"), net of applicable taxes, until realized. Inventories consist of pharmaceuticals and medical supplies and are carried at the lower of cost or market on a first-in, first-out basis.

Property and equipment

     Property and equipment is stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of three to ten years for computers and software, equipment, and furniture and fixtures, the lesser of ten years or the remaining lease term for leasehold improvements and twenty years for buildings. Interest costs incurred during the construction of major capital additions primarily cancer centers are capitalized.

Management service agreements

     Management service agreements consist of the costs of purchasing the rights to manage oncology groups. Under the initial 40-year terms of the agreements, the affiliated physician groups have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. In the event an affiliated physician group breaches the agreement, or if the Company terminates with cause, the physician group is required to purchase all related tangible and intangible assets, including the unamortized portion of the management service agreement, at the then net book value. The Company amortized these costs over the 40-year term of the related management service agreement until July 1, 1998, when the Company changed its amortization period to 25 years on a prospective basis. The changes had an immaterial impact on the Company's results of operations.

     Under the management services agreements, the Company is the exclusive provider of management services to its affiliated physician groups, providing facilities, management information systems, clinical research services, personnel management and strategic, financial and administrative services. Specifically, the Company, among other things, (i) prepares financial statements and operating and capital expenditure budgets, (ii) facilitates the purchase of pharmaceuticals and other supplies, (iii) performs clerical, accounting and computer service functions, (iv) organizes and manages clinical research trials and (v) assists in expanding the scope of services of the affiliated physician groups.

     Each management services agreement provides for the formation of a policy board. The policy board meets periodically, approves those items having a significant impact on the affiliated physician group and develops the affiliated physician group's strategic initiatives. The two most significant items reviewed and approved by the policy board are the annual budget for the group and the addition of facilities, services or physicians. Each management services agreement provides a mechanism to adjust the Company's management fee if a change in law modifies the underlying financial arrangement between the Company and the affiliated physician group.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     The carrying value of the management service agreements is reviewed for impairment when events or changes in circumstances indicate their recorded cost may not be recoverable. If the review indicates that the undiscounted cash flows from operations of the related management service agreement over the remaining amortization period is expected to be less than the recorded amount of the management service agreement, the Company's carrying value of the management service agreement will be reduced to its estimated fair value.

Other assets

     Other assets consists of costs associated with obtaining long-term financing, excess of purchase price over the fair value of net assets acquired, and investments in joint ventures. The long-term financing costs are capitalized and amortized over the terms of the related debt agreements. The amounts recorded for excess of purchase price over the fair value of net assets acquired are being amortized on a straight-line basis over 20 years. At December 31, 1998 and 1997, accumulated amortization equaled $1,231 and $866, respectively. The investment in joint ventures are accounted for under the equity method of accounting.

Income taxes

     Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

Fair value of financial instruments

     The Company's receivables, payables, prepaids and accrued liabilities are current and on normal terms and, accordingly, are believed by management to approximate fair value. Management also believes that subordinated notes issued to affiliated physicians approximate fair value when current interest rates for similar debt securities are applied. Management estimates the fair value of its bank indebtedness approximates its book value.

Earnings per share

     The Company computes earnings per share in accordance with the provisions of Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings Per Share", which requires the Company to disclose "basic" and "diluted" Earnings per share (EPS). The computation of basic earnings per share is based on a weighted average number of Common Stock and Common Stock to be issued shares outstanding during these periods. The Company includes Common Stock to be issued in both basic and diluted EPS as there are no foreseeable circumstances, which would relieve the Company of its obligation to issue these shares. The computation of diluted earnings per share is based on the weighted average number of Common Stock and Common Stock to be issued shares outstanding during the periods as well as dilutive potential Common Stock calculated under the treasury stock method.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     The following table summarizes the determination of shares used in per share calculations:


                                             Year Ended December 31,
                                        -----------------------------
                                          1998       1997      1996
                                        -------    -------   --------

Basic
  Outstanding at end of period:
     Common Stock.......................   80,830    75,781    72,144
     Common Stock to be issued..........   16,947    19,208    19,368
                                           ------    ------    ------
                                           97,777    94,989    91,512
  Effect of weighting...................     (130)   (1,821)   (3,440)
                                           ------    ------    ------
     Shares used in per share
      calculation.......................   97,647    93,168    88,072
                                           ======    ======    ======
Diluted
  Outstanding at end of period:
     Common Stock.......................   80,830    75,781    72,144
     Common Stock to be issued..........   16,947    19,208    19,368
                                           ------    ------    ------
                                           97,777    94,989    91,512
  Effect of weighting and assumed share
   equivalents for grants of stock
   options and issuances of stock at
   less than the weighted-average share
   price for the year...................    2,218     2,209       624
                                           ------    ------    ------
     Shares used in per share
      calculation.......................   99,995    97,198    92,136
                                           ======    ======    ======
  Anti-dilutive stock options not
   included above.......................    1,698     2,339       804

Operating segments

     During 1998, the Company adopted Financial Accounting Standards Board
(FASB) Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), which requires reporting of summarized financial results for the operating segments as well as establishes standards for related disclosures about products and services, geographic areas and major customers. The Company's sole business is providing comprehensive management services, facilities and equipment, administrative and technical support and ancillary services necessary for physicians to establish and maintain a fully integrated network of outpatient cancer care. The physicians affiliated with the Company provide all aspects of care related to the diagnosis and outpatient treatment of cancer, including comprehensive oncology services (including primarily medical, radiation, and gynecological services), diagnostic radiology services, retail pharmacy services and clinical research. For the first six months of 1999 and 1998, oncology related services was the only product line that exceeded the reporting thresholds of FAS 131. The Company, therefore, has used the aggregation criteria of FAS 131 and reports a single segment.


Comprehensive income

     During 1998, the Company adopted FASB Statement No. 130, "Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components. In addition to net income, comprehensive income is comprised of "other comprehensive income" which includes all charges and credits to equity that are not the result of transactions with owners of the Company's Common Stock. The required disclosure is included in the accompanying consolidated statements of income. Accumulated other comprehensive income consists of the valuation adjustment (net of tax) relating to investments in common stock.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

Accounting pronouncements for future adoption

     In June 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (FAS 133) which is effective for the Company's financial statements as of and for the year ending December 31, 2000. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Management expects to implement FAS 133 for the year ended December 31, 2000 and does not expect such implementation to have a material effect on the Company's operations.


NOTE 2 - REVENUE

     Medical service revenue for services to patients by the physician groups affiliated with the Company is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined. Medical service revenue of the affiliated physician groups is reduced by amounts retained by the physician groups under the Company's management service agreements to arrive at the Company's revenue.

The following presents the amounts included in the determination of the Company's revenues:

                                               Year Ended December 31,
                                           --------------------------------
                                              1998        1997      1996
                                           ----------   --------   --------

  Medical service revenue...............   $1,073,446   $802,292   $557,144
  Amounts retained by affiliated
   physician groups.....................      263,115    198,789    136,334
                                           ----------   --------   --------
  Management fee revenue................      810,331    603,503    420,810

  Other revenue.........................       26,265     21,910     11,939
                                           ----------   --------   --------

  Revenue...............................   $  836,596   $625,413   $432,749
                                           ==========   ========   ========

     For the years ended December 31, 1998, 1997 and 1996, the affiliated physician groups derived approximately 34% of their medical service revenue from services provided under the Medicare and state Medicaid programs and 46%, 46% and 45%, respectively from contractual, fee-for-service arrangements with managed care programs, none of which individually aggregated more than 10% of medical service revenue. The remaining 20%, 20% and 21%, respectively, was derived from various non-contracted fee-for-service payors. Capitation revenues were less than 1% of total medical service revenue in 1998, 1997 and 1996. Changes in the payor reimbursement rates, particularly Medicare due to its concentration, or affiliated physician groups' payor mix can materially and adversely affect the Company's revenues.

     The Company's accounts receivable are a function of medical service revenue of the affiliated physician group rather than the Company's revenue.
Receivables from the Medicare and state Medicaid programs are considered to have minimal credit risk, and no other payor comprised more than 10% of accounts receivable at December 31, 1998.

     The Company's most significant and only management service agreement to provide more than 10% of revenues is with Texas Oncology Physicians Association
(TOPA). TOPA accounted for approximately 32%, 37%, and 46% of the Company's total revenues for the years ended December 31, 1998, 1997, and 1996, respectively. Set forth below is selected, unaudited financial and statistical information concerning TOPA.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)


                                               Year Ended December 31,
                                          ----------------------------------
                                           1998          1997        1996
                                          --------     --------     --------

  Medical service revenues.............   $338,113     $291,395     $249,888
                                          --------     --------     --------
  Management fee paid to the company
     Reimbursement of expense..........    218,083      183,863      158,892
     Earnings component................     42,010       37,636       31,848
                                          --------     --------     --------
  Total management fee.................    260,093      221,499      190,740
                                          --------     --------     --------
  Amounts retained by TOPA.............   $ 78,020     $ 69,896     $ 59,148
                                          ========     ========     ========

  Physicians employed by TOPA..........        197          221          212

  Cancer centers provided to TOPA......         24           21           17

     The Company's operating margin for the Texas Oncology Physicians Association (TOPA) service agreement was 16.1%, 17.0%, and 16.7% for the years ended December 31, 1998, 1997 and 1996, respectively. Operating margin is computed by dividing the earnings component of the management fee by the total management fee. The decrease in operating margin in 1998 is due to the development and utilization of new expensive pharmaceutical agents that have lower margins than those previously used. The Company believes that these trends will continue in the future.

     The number of physicians employed by TOPA decreased in 1998 because a group of 34 radiologists withdrew from TOPA and entered into a new service agreement with the Company. The Company, TOPA and Reformed Radiology determined that it was in the best interests of all parties to have a separate practice focusing on radiology. The Company is not aware of any negative operating or financial trends related to TOPA.

     Other revenues are primarily derived from retail pharmacy operations located in certain of the Company's cancer centers and larger physician offices and the Company's equity interest in Ilex.


NOTE 3 - MEDICAL PRACTICE TRANSACTIONS

     The consideration paid for the physician groups to enter into long-term management service agreements and for the nonmedical assets of the physician groups, primarily receivables and fixed assets, has been accounted for as asset purchases. Total consideration includes the assumption by the Company of specified liabilities, the estimated value of nonforfeitable commitments by the Company to issue Common Stock at specified future dates for no additional consideration, short-term and subordinated notes, cash payments and related transaction costs as follows:

                                            Year Ended December 31,
                                         -----------------------------
                                          1998       1997       1996
                                         -------   --------   --------

  Cash and transaction costs..........   $32,229   $ 42,821   $ 67,352
  Short-term and subordinated notes...    13,500     49,169     37,332
  Common Stock to be issued...........     8,732     24,619     37,062
  Liabilities assumed.................     2,687      8,252      3,794
                                         -------   --------   --------
  Total costs.........................   $57,148   $124,861   $145,540
                                         =======   ========   ========

  Number of practice affiliations.....        21         23         25

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     During 1998, the Company affiliated with 21 oncology physician groups on the effective dates indicated as follows: January 1, Northwest Medical Specialists, P.C., of Niles, Illinois, total consideration of $12,250 including 231 shares of Common Stock to be issued with a value of $3,062; March 26, Landry & Moss, M.D.'s, P.A. of Bradenton, Florida, total consideration of $3,645 including 61 shares of Common Stock to be issued with a value of $604; March 31, Dayton Oncology/Hematology Consultants, P.A. of Dayton, Ohio, total consideration of $5,560 including 116 shares of Common Stock to be issued with a value of $1,048; May 1, Colorado Radiation Oncology, P.C. of Denver, Colorado, total consideration of $3,321 including 112 shares of Common Stock to be issued with a value of $1,095; August 15, Spector, Zimbler, & DeLeo, M.D.'s of Berkshire, Massachusetts, total consideration of $2,539 including 41 shares of Common Stock to be issued with a value of $436; September 1, Arnold Wax, M.D., LTD of Las Vegas, Nevada, total consideration of $4,426 including 88 shares of Common Stock to be issued with a value of $587; and in July through December of 1998, eleven smaller transactions with physician groups in Tucson, Arizona; Oklahoma City, Oklahoma; Kansas City, Missouri; Dunedin, Florida; Norfolk, Virginia; Owings Mills, Maryland; Highland, Illinois; Clear Lake, Texas, and Denver, Colorado; for total consideration of $25,407 including 370 shares of Common Stock to be issued with a value of $1,900.

     During 1997, the Company affiliated with 23 oncology physician groups on the effective dates indicated as follows: March 28, Northwest Cancer Center P.C., Puget Sound Cancer Center, P.C., and Washington Cancer Centers, P.C. of Edmonds, Washington, total consideration of $11,500 including subordinated convertible notes with a value of $8,500; January 10, Williamsburg Hematology and Oncology of Virginia, total consideration of $4,566 including 94 shares of Common Stock to be issued with a value of $588; March 14, Virginia Oncology Associates, P.C., of Norfolk, Virginia, total consideration of $21,085 including 514 shares of Common Stock to be issued with a value of $3,239; April 1, Central Indiana Radiation Oncology, P.S.C. of Indiana, total consideration of $4,622 including 253 shares of Common Stock to be issued with a value of $1,393; March 24, Texas Radiation Oncology Group, L.L.P. of Austin, Texas, total consideration of $12,065 including 343 shares of Common Stock to be issued with a value of $1,754; November 1, Hematology Associates of South Texas, P.A., total consideration of $6,082 including 155 shares of Common Stock to be issued with a value of $1,366; November 1, Clinical Hematology Oncology Associates, P.C. of Arizona, total consideration of $9,855 including 398 shares of Common Stock to be issued with a value of $3,767; November 17, Florida Community Cancer Centers, P.A. of Tampa, Florida, total consideration of $34,846 including 1,117 shares of Common Stock to be issued with a value of $8,964; and in January through September of 1997, fifteen smaller transactions with physician groups in Tulsa, Oklahoma; Las Vegas, Nevada; Portland, Oregon; Fairfax, Virginia; Vancouver, Washington; Kissimmee, Florida; Little Rock, Arkansas; Westminster, Maryland; and Franklin, Pennsylvania; for total consideration of $20,240 which includes 516 shares of Common Stock to be issued with a value of $3,548.

     During 1996, the Company affiliated with 25 oncology physician groups on the effective dates indicated as follows: July 1, Minnesota Oncology Hematology, P.A. of St. Paul, Minnesota, total consideration of $20,146 including 299 shares of Common Stock to be issued with a value of $7,000; December 9, Medical Oncology Hematology Associates of Chicago, Illinois, total consideration of $17,747 including 866 shares of Common Stock to be issued with a value of $6,000; March 1, Cancer Center of Kansas, P.A. of Wichita, Kansas, total consideration of $12,547 including 164 shares of Common Stock to be issued with a value of $1,926; March 1, Coram Physician Services of Fairfax, Virginia, total consideration of $15,518 including 116 shares of Common Stock to be issued with a value of $1,375; May 1, San Antonio Tumor and Blood Clinic, P.A. and Drs. Cohen, Gordon and Lopez, P.A. of San Antonio, Texas, total consideration of $12,479 including 210 shares of Common Stock to be issued with a value of $1,980; September 1, Central Texas Diagnostic Center, P.A. of Austin, Texas, total consideration of $18,836 including 771 shares of Common Stock to be issued with a value of $4,157; November 1, Hematology-Oncology Associates, P.A. of Jacksonville, Florida, total consideration of $8,012 including 259 shares of Common Stock to be issued with a value of $1,113; June 1, Capital District Oncology P.C. of Albany, New York, total consideration of $6,000 including 826 shares of Common Stock to be issued with a value of $4,500 and in January through November of 1996, seventeen smaller transactions with physician groups in Durham, North Carolina; Denver, Colorado; Portland, Oregon; Tucson, Arizona; San Antonio, Texas; Independence, Missouri; Schenectady, New York; Towson, Maryland; Columbia, Maryland; Dallas, Texas; Flagstaff, Arizona; and Orange Park, St. Augustine and Ocala, Florida; for total consideration of $34,255 which includes 1,174 shares of Common Stock to be issued with a value of $9,011.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     In connection with three medical practice transactions occurring in 1997, the Company issued subordinated promissory notes contingently obligating the Company to pay up to $1,300. Payment under the promissory notes is contingent on the Company receiving a defined level of management fees during the first two years following the applicable medical practice transaction which substantially exceeds the level of management fees expected by the Company during its negotiations with the practice. Once the payment is fixed, the subordinated promissory notes are paid in five annual installments, commencing on the third anniversary of the medical practice transaction. As of December 31, 1998, the Company has recorded $334, of the $1,300. (See Note 6 -"Subordinated Notes" herein.) The remainder of such liability, if any, will be recorded in the period in which the outcome of the contingency becomes probable. Any payment made will be allocated to the affiliated long-term management services agreement and will be amortized over the remaining life of that asset.


NOTE 4 - RESEARCH CONTRACTS

     On June 30, 1997, one of the Company's subsidiaries, PRN Research, Inc., entered into a comprehensive clinical development alliance with Ilex, a drug development company focused exclusively on cancer. Under the terms of the agreement, the Company will refer all contract research business to Ilex. As part of the agreements, Ilex issued to the Company 314 shares and 312 shares of Ilex common stock in 1998 and 1997, respectively. In addition, Ilex will issue 314 shares of Ilex common stock to the Company in each of 1999 and 2000. Ilex will also issue up to 1,256 additional shares of Ilex common stock through 2000 contingent upon the performance of Ilex's contract clinical research business
and other conditions. The Ilex agreement expires in 2007.   As of December 31,
1998, a valuation allowance credit of $437 was recorded as a result of an increase in the market value of Ilex common stock. In accordance with the provisions of SFAS No. 115, the valuation allowance is shown as a reduction to stockholders' equity, net of applicable income taxes of $168.


NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                            December 31,
                                                        ---------------------
                                                          1998         1997
                                                        ---------    --------

 Land...............................................    $ 17,946     $ 17,469
 Computers and software.............................      21,891       11,617
 Equipment, furniture and fixtures..................     175,399      141,941
 Buildings and leasehold improvements...............      88,085       78,769
 Construction in progress...........................       6,081          472
                                                        --------     --------
                                                         309,402      250,268
 Less - accumulated depreciation and amortization...     (88,458)     (59,221)
                                                        --------     --------
                                                        $220,944     $191,047
                                                        ========     ========

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

NOTE 6 - INDEBTEDNESS

Short-term notes payable

     Short-term notes payable bear interest at 7% and have original maturities of less than one year. The notes are payable to physicians with whom the Company entered into long-term management service agreements and relate to
medical practice transactions.   Short-term notes payable amounted to $14,011 at
December 31, 1997.  These notes were paid in 1998.

Long-term indebtedness

     The Company's long-term indebtedness consists of the following:

                                               December 31,
                                           -------------------
                                             1998       1997
                                           --------   --------

  Subordinated notes....................   $ 80,611   $ 80,710
  Convertible notes.....................        900      9,400
  Credit Facility A.....................    104,000     66,000
  Credit Facility B.....................     52,000     32,000
  Notes payable.........................     15,623     16,022
  Capital lease obligations and other...      3,766      2,556
                                           --------   --------
                                            256,900    206,688
  Less - current maturities.............     22,426     17,311
                                           --------   --------
                                           $234,474   $189,377
                                           ========   ========

Subordinated notes

     The subordinated notes are issued in substantially the same form in different series and are payable to the physicians with whom the Company entered into management service agreements. Substantially all of the notes outstanding at December 31, 1998 and 1997 bear interest at 7%, are due in installments through 2005 and are subordinated to senior bank and certain other debt. If the Company fails to make payments under any of the notes, the respective physician group can terminate the related management service agreement for cause.

Convertible notes

     In April 1997, the Company issued $8,500 of convertible promissory notes as partial consideration for physicians groups to enter into a Service Agreement. The notes bear interest at the prime rate plus 1%. During 1998 these promissory notes were converted into approximately 1,500 shares of the Company's Common Stock. In July 1997, the Company issued $900 of convertible promissory notes as partial consideration for a physician group to enter into a Service Agreement. The notes bear interest at 6% and are convertible at the option of the holder of the notes into 66 shares of the Company's Common Stock in 2002.

Credit Facility A

     The Company has a loan agreement and revolving credit/term facility (Credit Facility A) with First Union National Bank (First Union) individually and as Agent for twelve additional lenders (Lenders), which was amended as of December 29, 1997 to improve certain terms and covenants. Under the terms of the agreement, the amount available for borrowing is $150,000 through October 31, 2002. Proceeds of loans may be used to finance medical practice transactions, provide working capital or for other general corporate uses. At December 31, 1998, the Company had an outstanding balance of $104,000 under Credit Facility
A. The Company has classified this facility as long-term due to its ability and intent to maintain the borrowings past 1999.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     Borrowings under Credit Facility A are secured by capital stock of the Company's subsidiaries and all material contracts, including management service agreements. At the Company's option, funds may be borrowed at the Base interest rate or the London Interbank Offered Rate (LIBOR) up to LIBOR plus an amount determined under a defined formula. The Base rate is selected by First Union and is defined as its prime rate or Federal Funds Rate plus 1/2%. Interest on amounts outstanding under Base rate loans is due quarterly while interest on LIBOR related loans is due at the end of each applicable interest period or quarterly, if earlier. As of December 31, 1998, the weighted average interest rate on all outstanding draws was 5.8%.

     The Company is subject to restrictive covenants under Credit Facility A, including the maintenance of certain financial ratios. The agreement also limits certain activities such as incurrence of additional indebtedness, sales of assets, investments, capital expenditures, mergers and consolidations and the payment of dividends. Under certain circumstances, additional medical practice transactions may require First Union and the Lenders' consent. The proposed merger with PRN (Note 1) requires consent of the Lenders under Credit Facility
A. The Company is actively negotiating with potential lenders to arrange for a new expanded Credit Facility and believes that such negotiations will provide for a five year agreement with terms equivalent to current market conditions.

Credit Facility B

     The Company has a loan agreement and revolving credit/term facility (Credit Facility B), which was amended as of June 11, 1997 to improve certain terms and covenants. Under the terms of the agreement, the amount available for borrowing under the Revolver increased from $90,000 to $140,000 and reduced the interest rate charged on borrowings. Proceeds of loans may be used to finance medical practice transactions, provide working capital or for other general corporate uses. At December 31, 1998, the Company had an outstanding balance of $ 52,000 under Credit Facility B. The Company has classified this facility as long-term due to its ability and intent to maintain the borrowings past 1999.

     The Revolver matures June 11, 2002. The Revolver contains covenants that, among other things, require the Company to maintain certain financial ratios and imposes restrictions on the Company's ability to incur future indebtedness, pay dividends, sell assets, or redeem or repurchase Company securities. At December 31, 1998, the Company was in compliance with the Revolver covenants and had $88,000 available under the Revolver for borrowing. The Revolver is secured by the capital stock of two of the Company's wholly owned subsidiaries.

Notes payable

     The notes payable bear interest at rates ranging from 5.3% to 10% and mature between 1999 to 2005. The notes are payable to physicians with whom the Company entered into long-term management service agreements and relate to medical practice transactions. The notes payable are unsecured.

Derivatives

     As of August 31, 1998, the Company entered into an interest rate swap agreement with a financial institution to reduce the impact of changes in interest rates on borrowings under Credit Facility A. The agreement effectively fixed the interest rate on variable rate debt at a rate of 5.93% per annum for notional principal amount of $80,000 through August 30, 1999. The notional amount of the swap agreement is used to measure the principal amount upon which fixed rate interest is to be paid or received and does not represent the amount of exposure to credit loss. The Company is exposed to credit losses from the counterparty's nonperformance but does not anticipate any losses because the agreement is with a major financial institution. At December 31, 1998, the fair market value of the interest rate swap was immaterial. The use of this swap agreement had an insignificant impact on interest expense for the year ended December 31, 1998.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

Capital lease obligations and other

     Leases for medical and office equipment are capitalized using effective interest rates between 6.5% and 11.5%. At December 31, 1998 and 1997, the gross amount of assets recorded under the capital leases was $5,500 and $3,200, respectively, and the related accumulated amortization was $2,300 and $1,900, respectively. Amortization expense is included with depreciation in the accompanying consolidated statement of operations. Total future capital lease payments are $3,400. Other indebtedness consists principally of installment notes and bank debt, with varying interest rates, assumed in medical practice transactions.

Maturities

     Future principle maturities of long-term indebtedness, including capital lease obligations, is $22,392 in 1999, $21,128 in 2000, $19,444 in 2001,
$174,300 in 2002, $11,524 in 2003 and $8,112 thereafter.


NOTE 7 - INCOME TAXES

     The Company's income tax provision consists of the following:

                        Year Ended December 31,
                   ---------------------------------
                     1998         1997        1996
                   -------      -------      -------
  Federal:
     Current....   $27,767      $ 1,447      $18,656
     Deferred...     5,195        7,318        2,790
  State:
     Current....     2,612        2,161        2,499
     Deferred...       610          667          398
                   -------      -------      -------
                   $36,184      $11,593      $24,343
                   =======      =======      =======

     The difference between the effective income tax rate and the amount that would be determined by applying the statutory U.S. income tax rate before income taxes is as follows:

                                         Year Ended December 31,
                                         -----------------------
                                           1998    1997    1996
                                         -------  ------  ------

  Provision for income taxes at U.S.
   statutory rates......................   35.0%   35.0%   35.0%
  State income taxes, net of federal
   benefit..............................    3.0     8.1     2.7
  Other.................................   (0.4)   (0.5)    1.3
                                           ----    ----    ----
                                           37.6%   42.6%   39.0%
                                           ====    ====    ====

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     Deferred income taxes are comprised of the following:


                                           December 31,
                                         -----------------
                                          1998       1997
                                         -------   -------
  Deferred tax assets:
     Deferred rent...................    $     -   $   101
     Accrued expenses................        849       678
     Other...........................        421       610
                                         -------   -------
                                         $ 1,270   $ 1,389
                                         =======   =======
  Deferred tax liabilities:
     Management service agreements...    $13,556   $ 9,896
     Depreciation....................     11,164     7,705
     Prepaid expenses................         87       697
                                         -------   -------
                                         $24,807   $18,298
                                         =======   =======

     At December 31, 1998, income taxes payable includes a tax liability of approximately $5,000. The liability has been established related to the Company's tax position and the possible disallowance of certain deductions taken in connection with the Company's management services agreements. The impact of disallowance would be immaterial to the Company's financial condition and results of operations.


NOTE 8 - PROFIT SHARING PLAN

     Employees of the Company participate in either the AOR 401(k) plan or the PRN 401(k) and profit sharing and savings plan. Employees of the AOR plan are eligible to participate after 6 months of employment and reaching the age of 21. Employees of the PRN plan are eligible to participate at the time of employment if they have reached the age of 20 and 1/2 years. Employees vest in the employer contribution portion of their account, if any, at the rate of 20% for each year that they meet the Plan's service requirements.

     The AOR plan allows for a discretionary employer contribution to the plan. For the three years ended December 31, 1998, no employer contributions were made.

     The PRN plan allows for an employer match of contributions made by plan participants. For the years ended December 31, 1997 and 1996, the Company elected to match 50% of employee contributions, the total match not to exceed 6% of the participant's salary subject to the salary ceiling rules imposed by the Internal Revenue Service. In 1998 the Company elected to match 50% of employee contributions, the total match not to exceed 3% of the participant's salary subject to the salary ceiling rules imposed by the Internal Revenue Service. The Company's contribution amounted to $1,563, $1,835, and $744 for the years ended December 31, 1998, 1997, and 1996, respectively.


NOTE 9 - STOCKHOLDERS' EQUITY

     Effective May 16, 1997, the Board of Directors of the Company adopted a shareholders' rights plan and in connection therewith, declared a dividend of one Series A Preferred Share Purchase Right for each outstanding share of Common Stock. For a more detailed description of the shareholders rights plan, refer to the Company's Form 8-A filed with the Securities and Exchange Commission on June 2, 1997.

     Effective May 8, 1997, the Company's stockholders approved an increase in the number of shares of Common Stock authorized to be issued to 80,000 shares. In conjunction with the merger of the Company and PRN, the Company's Stockholders approved an increase in the number of shares of common stock authorized to 250,000 shares.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     On August 13, 1996, the Board of Directors of the Company authorized the purchase of up to 3,000 shares of the Company's Common Stock in public or private transactions. In 1998, 1997, and 1996, the Company purchased 1,232; 657; and 1,110 shares at aggregate costs of $12,400, $6,400 and $9,400, respectively. Shares repurchased are used to satisfy commitments for the delivery of the Company's Common Stock from medical practice transactions.

     As part of entering into long-term management services agreements with physician practices as described in Note 3, the Company has made nonforfeitable commitments to issue shares of Common Stock at specified future dates for no further consideration. Holders of the rights to receive such shares have no dispositive, voting or cash dividend rights with respect to such shares until the shares have been delivered. Common Stock to be issued is shown as a separate component in stockholders' equity. The amounts, upon issuance of the shares, are reclassified to other equity accounts as appropriate.

     The shares of Common Stock to be issued at specified future dates were valued at the transaction date at a discount from the quoted market price of a delivered share after considering all relevant factors, including normal discounts for marketability due to the time delay in delivery of the shares. The discount for shares of Common Stock to be issued at specified future dates is 10% for shares to be delivered prior to the fifth anniversary of the transaction and is 20% for shares to be delivered thereafter. The Common Stock in the transactions is to be delivered under the terms of the respective agreements for periods up to seven years after the initial transaction date. The recorded value represents management's best estimate of the fair value of the shares of Common Stock to be delivered in the future as of the transaction date.

     For transactions completed through December 31, 1998, the scheduled issuance of the shares of Common Stock that the Company is committed to deliver over the passage of time are approximately 6,642 in 1999, 5,044 in 2000, 1,977 in 2001, 2,245 in 2002, 831 in 2003 and 207 thereafter.


NOTE 10 - STOCK OPTIONS

     The Company's 1993 Key Employee Stock Option Plan, as amended, provides that employees may be granted options to purchase Common Stock. Total shares available for grant are limited to 12% of the outstanding common shares plus the shares to be issued to physician groups at specified future dates. Individual option vesting and related terms are determined by the Compensation Committee of the Board of Directors. However, the stock option plan provides that the options granted may be incentive options at an exercise price no less than fair value at the grant date or 85% of fair value in the case of nonqualified options. Option terms may not exceed ten years. Individual option grants vest ratably over time, generally five years. Effective November 7, 1996, the Board of Directors exchanged 626 options with exercise prices of $18.10 to $24.18 for new options with an exercise price of $8.79, which approximated fair value on the date of exchange.

     Under the terms of the Company's Chief Executive Officer Stock Option Plan and Agreement and the Everson Stock Option Plan and Agreement, two executives were granted 3,694 non-qualified options to purchase Common Stock with an exercise price effectively equal to the fair market value at the date of grant. The options vested on the date of the Company's initial public offering and expire between 2000 and 2003. The Company's ability to grant further options under these plans ceased on the date of the Company's initial public stock offering. At December 31, 1998, 1,818 Common Stock options with a weighted-average exercise price of $3.72 per share were outstanding and exercisable under the terms of these plans.

     The Company's 1993 Non-Employee Director Stock Option Plan provides that up to 600 options to purchase Common Stock can be granted. The options vest in 6 months or ratably over 4 years, have a term of 10 years and exercise prices effectively equal to the fair market value at the date of grant. As of December 31, 1998, 79 options were outstanding, all of which were vested and exercisable.

     The Company's 1993 Affiliate Stock Option Plan, as amended, provides that options to purchase up to 2,000 shares of Common Stock can be granted. Options under the plan have a term of 10 years. All individual option grants vest ratably over the vesting periods of 3 to 5 years. Effective November 7, 1996, the Board of Directors exchanged 61,500 options with exercise prices of $18.10 to $24.18 for new options with an exercise price of $8.79 which approximated fair value on the date

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

of grant. Of the outstanding options to purchase shares of Common Stock granted under this plan, 774 were granted to physician employees of the affiliated physician groups and 46 were granted to other employees of the affiliated physician groups. In 1998 and 1997, the fair value of the options granted to non-employees was $8.48 and 8.21 per share, respectively. Compensation expense will be recognized over the respective vesting periods. Expense of $606 and $270 was recognized in 1998 and 1997, respectively.

     All of the Company's Common Stock options vest automatically upon a change in control of the Company, as defined in such stock option plans.

     In November 1993, PRN established a stock option plan for employees ("Employee Option Plan") whereby PRN may issue to officers and key employee's options to purchase up to 4,700 shares of PRN's common stock.

     Substantially all of the options that were issued in 1994 vested in May 1996 and expire in May 1999. Substantially all subsequent issuances of options vest over periods between three and five years beginning one year from the date of grant and expire in ten years, except in the case of a "change in control" as defined in the Employee Option Plan when all options become immediately vested. Prior to PRN's initial public offering the Board of Directors considered, among other things, available operating results of PRN, comparable public companies' price/earnings ratios, the illiquidity of the underlying security, and prior transactions in the common stock in establishing the fair market value of the common stock at the dates of grant.

     On November 13, 1996, PRN's Compensation Committee of the Board of Directors repriced all options outstanding under the Employee Option Plan granted after the date of PRN's initial public offering, other than options held by the Chief Executive Officer and President and the Executive Vice President-Medical Director. Options issued at that date under the Employee Option Plan totaled 1,000 shares and had exercise prices ranging between $9.71 and $27.79 per share. The option exercise prices were amended to be equal to the fair market value of the common stock at the close of business on November 13, 1996, or $6.98 per share.

     In April 1994, PRN established a stock option plan for outside directors (the "Director Option Plan") whereby PRN may issue to outside directors options to purchase up to 599 shares of PRN's common stock. On September 22, 1994, PRN granted options to purchase an aggregate of 108 shares of common stock to three outside directors, at an exercise price of $4.59 per share. In May 1995, PRN granted options to purchase 5 shares of common stock to one outside director at an exercise price of $9.98 per share.

     In May 1996, PRN granted options to purchase an aggregate of 19 shares of common stock to four outside directors at an exercise price of $23.73 per share. In May 1997, PRN granted options to purchase an aggregate of 14 shares of common stock to three outside directors at an exercise price of $8.78 per share. In May 1998, PRN granted options to purchase an aggregate of 85 shares of common stock to five outside directors at an exercise price of $13.30 per share. Options issued under the Director Option Plan vest and are exercisable one year from the date of grant.

     PRN also granted in April 1994 options ("1994 Director Options") to purchase an aggregate of 71 shares of common stock to three directors at an exercise price of $2.50 per share, which options vested one year following the date of grant. These options were not granted pursuant to the Director Option Plan.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     The following summarizes the activity for all option plans:

                                      Shares        Weighted
                                    Represented     Average
                                    by Options   Exercise Price
                                    -----------  --------------
     Balance, January 1, 1996.....    7,044         $ 5.88

     Granted......................    2,291          12.24
     Exercised....................   (1,021)          1.90
     Canceled.....................   (2,052)         17.71
                                     ------

     Balance, December 31, 1996...    6,262           4.97

     Granted......................    3,312          11.84
     Exercised....................     (613)          3.37
     Canceled.....................     (414)          7.39
                                     ------

     Balance, December 31, 1997...    8,547           7.54

     Granted......................    2,351          12.87
     Exercised....................   (1,264)          4.08
     Canceled.....................     (574)          9.53
                                     ------
      Balance, December 31, 1998...   9,060         $ 9.28
                                     ======

     The following table summarizes information about the Company's stock options outstanding at December 31, 1998:

                                      Options Outstanding                      Options Exercisable
                    ----------------------------------------------------   ----------------------------
                         Number        Weighted-Average      Weighted         Number        Weighted
   Range of           Outstanding         Remaining          Average       Exercisable      Average
Exercise Price        at 12/31/98      Contractual Life   Exercise Price   at 12/31/98   Exercise Price
-----------------   ----------------   ----------------   --------------   -----------   --------------
     $  1 to  3                1,157                2.8           $ 2.65         1,117           $ 2.65
        4 to  9                3,391                6.0             6.48         1,987             5.38
       10 to 14                3,429                9.0            12.12           388            11.30
       15 to 24                1,083                8.7            16.18           208            17.51
                               -----                                             -----
        1 to 24                9,060                7.0             9.28         3,700             5.86
                               =====                                             =====

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for fixed options granted to Company employees. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for 1998, 1997 and 1996 are as follows and includes compensation expense of $606, $270 and $106, respectively (in thousands, except per share amounts):

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

                                              Year Ended December 31,
                                              -------------------------------
                                                1998        1997        1996
                                              -------      -------    -------
                                                        (unaudited)
Pro forma net income.......................   $45,290      $12,107    $43,319
Pro forma net income per share - basic.....   $  0.46      $  0.13    $  0.49
Pro forma net income per share - diluted...   $  0.45      $  0.12    $  0.47

     Options granted in 1998, 1997 and 1996 had weighted-average fair values of $8.46, $9.11 and $6.04 per share, respectively. The fair value of each Common Stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants from all plans in 1998, 1997 and 1996:

                                         1998    1997    1996
                                         -----   -----   -----
     Expected life (years)............      5       5       5
     Risk-free interest rate..........    4.9%    5.2%    5.1%
     Expected volatility (post IPO)...     76%     81%     87%
     Expected dividend yield..........      0%      0%      0%


NOTE 11 - COMMITMENTS AND CONTINGENCIES

     In December 1997, the Company entered into a $75,000 master operating lease related to integrated cancer centers. Under the agreement, the lessor purchases and has title to the properties, pays for the construction costs and thereafter leases the facilities under operating leases to the Company. The initial term of the lease is for five years and can be renewed in one year increments if approved by the lessor. The Company provides the lessor with substantial residual value guarantees at the end of each facility lease and has purchase options at original cost on each property. Advances under the master lease agreement at December 31, 1998 were $32,300.

     The Company leases office space, integrated cancer centers and certain equipment under noncancelable operating lease agreements. Total future minimum lease payments, including escalation provisions and leases with entities affiliated with physician groups, are $29,455 in 1999, $25,764 in 2000, $22,887 in 2001, $18,871 in 2002, $17,402 in 2003, and $46,964 thereafter. Rental expense under noncancelable operating leases was $34,863 in 1998, $27,883 in 1997 and $19,817 in 1996.

     The Company enters into commitments with various construction companies and equipment vendors in connection with the development of cancer centers. As of December 31, 1998, the Company's commitments were approximately $7,300.

     The Company and its affiliated physician groups maintain insurance with respect to medical malpractice risks on a claims-made basis in amounts believed to be customary and adequate. Management is not aware of any outstanding claims or unasserted claims probable of assertion against it or its affiliated physician groups which would have a material impact on the Company's financial position or results of operations.

     In March 1996, Methodist Hospitals of Dallas ("Methodist") filed a lawsuit in the District Court of Dallas County, Texas against the Company and TOPA asserting various claims, including claims of monopolization, conspiracy to monopolize, attempted monopolization, unfair competition, and tortious interference with actual and prospective contractual relationships. In May 1998, the Company, TOPA, and Methodist settled this lawsuit. Under the terms of the settlement, Methodist released the Company and TOPA from any liability, and the lawsuit, including all claims related thereto, was dismissed with prejudice. As part of the settlement, the PRN and TOPA agreed to limit the expansion of certain facilities and the number of physicians in Dallas County. The Company believes that such limitations will not materially adversely affect the Company's results of operations or growth plans.

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

     In September 1996 and October 1996, PRN was named as defendant in various lawsuits representing a class of all persons who purchased and still owned shares of PRN's common stock from the period of January 2, 1996 through October 28, 1996. In general, these lawsuits asserted that PRN failed to disclose that it had engaged in certain improper accounting practices, that the relationship between PRN and certain of the affiliated physician groups violated federal and state law, and that certain of the affiliated physician groups have charged the Medicare program amounts in excess of the cost of delivering certain services. In December 1997, PRN reached an agreement to settle these lawsuits for $1,975. In January and February 1998, these cases were dismissed with prejudice, and all members of the settlement class became barred from prosecuting, pursuing, or litigating any claims asserted in these cases.

     Beginning January 1, 1997, the Company has guaranteed that the amounts retained by physicians will be at least $5,195 under the terms of the management service agreement with the Company's Minnesota physician group provided that certain targets are met. Under this agreement, the Company reduced its management fee in 1998 from the Minnesota physician group by $714, and recorded management fee revenue from the Minnesota physician group of $21,665. Without the reduction in its management fee, the Company would have recorded revenue from the Minnesota physician group of $22,379. The guaranty provisions of the service agreement expire in 2001.


NOTE 12 - RELATED PARTIES

     The Company receives a contractual management fee for providing management services to its affiliated physician groups. The Company also advances to its affiliated physician groups amounts needed for the purchase of pharmaceuticals and medical supplies necessary in the treatment of cancer. The advances are reflected on the Company's balance sheet as due from/to affiliated physician groups and are reimbursed to the Company as part of the management fee payable under in its management service agreements with its affiliated physician groups.

     The Company leases a portion of its medical office space and equipment, at rates that the Company believes approximate fair market value based upon an analysis of comparable office space in the geographic areas from entities affiliated with certain of the stockholders of physician groups affiliated with the Company. Payments under these leases were $3,700 in 1998, $2,600 in 1997, and $2,300 in 1996 and total future commitments are $16,700.

     The subordinated notes are payable to persons or entities that are also stockholders or holders of rights to receive Common Stock at specified future dates. Total interest expense to these parties was $5,800 in 1998, $5,200 in 1997, and $3,900 in 1996.

     A director and a stockholder is of counsel and previously was a partner of a law firm utilized by the Company. The Company incurred $558, $584, and $651 for legal services provided by the firm in 1998, 1997 and 1996, respectively.

     Four of the Company's directors are practicing physicians with physician groups affiliated with the Company. In 1998, the physician groups in which these directors participate generated total medical service revenues of $94,467 of which $21,620 was retained by the groups and $72,847 was included in the Company's revenue. In 1997 and 1996, three of the Company's directors were practicing physicians with physician groups affiliated with the Company. In 1997, the three physician groups generated total medical service revenues of $40,378 of which $8,484 was retained by the groups and $31,894 was included in the Company's revenue. In 1996, the three physician groups generated total medical service revenues of $37,725 of which $8,218 was retained by the groups and $29,507 was included in the Company's revenue.

     The Company and TOPA are parties to a management service agreement pursuant to which the Company provides TOPA with facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. The management fee under the Texas service agreement is equal to 35% of the earnings (professional and research revenues earned by the affiliated physician group less direct expenses) of that practice before interest and taxes ("Earnings") plus direct expenses of the related practice locations. Direct expenses include rent, depreciation, amortization, provision for uncollectible accounts, salaries and benefits

                               US ONCOLOGY, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

of non-physician employees, medical supply expense and pharmaceuticals. In 1998, TOPA paid the Company an aggregate of approximately $260,100 pursuant to the TOPA management service agreement. Dr. Jones, a director of the Company, and Dr. Bailes, an Executive Vice President and a director of the Company, are employed by TOPA. TOPA beneficially owns approximately 17.4% of the Company's outstanding common stock. At December 31, 1998, TOPA was indebted to the Company in the aggregate amount of approximately $11,400. This indebtedness was incurred when the Company advanced working capital to TOPA for various uses, including the development of new markets and physician salaries and bonuses. This indebtedness bears interest at a rate negotiated by the Company and TOPA that approximates the prime lending rate (7.75% at December 31, 1998). Effective November 1, 1998, the Company and TOPA entered into a Second Amended and Restated Service Agreement. The significant changes in the service agreement effected by the Second Amended and Restated Service Agreement are (i) TOPA no longer participates in the earnings of PRN Research, Inc.; (ii) TOPA no longer participates in the earnings of the Company's imaging centers; (iii) the term of the service agreement was extended for three years; and (iv) the provisions of the covenant not to compete that TOPA enters into with physicians were strengthened. In consideration for entering into the amended agreement, the Company paid TOPA $1,500 and is obligated to pay TOPA $7,500 later in 1999. Because of the expected economic benefits to be received by the Company, the Company recorded the payments to TOPA as an increase in the value of the service agreement with TOPA and an offset of TOPA's indebtedness to the Company.

     The Company leases facilities from affiliates of Baylor University Medical Center ("BUMC"). Additionally, affiliates of BUMC provide the Company various services, including telecommunications and maintenance services, Mr. Powell, a director of the Company, is president and chief executive officer of BUMC. In 1998, payments by the Company to BUMC totaled an aggregate of approximately $3,900 for these services.

     The Company and Minnesota Oncology Hematology, P.A. ("MOHPA") entered into a management service agreement effective July 1, 1996. Dr. Schwartz, a director of PRN, is president and medical director of MOHPA. Pursuant to the service agreement with MOHPA, the Company provides MOHPA with offices, facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. During 1998, MOHPA paid the Company an aggregate of approximately $21,665 pursuant to its management service agreement.

     As part of the consideration for MOHPA entering into the management service agreement, the Company is required to make quarterly payments of $464 to MOHPA through July 1, 2000. During 1998, the Company paid MOHPA an aggregate of $1,856 pursuant to such quarterly payments. In addition, the Company is required to issue a prescribed number of shares of the Company's common stock to MOHPA on July 1 of each year through July 1, 2001. During 1998, the Company issued 107,000 shares of common stock to MOHPA pursuant to such yearly issuances.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              US ONCOLOGY, INC.


Dated: August 16, 1999        By: /s/ L. FRED POUNDS
                                 ------------------------------------------
                                  L. Fred Pounds
                                  Chief Financial Officer, Vice President of
                                  Finance and Treasurer